ALUNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

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ALTERYX, INC.

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AYX Transaction Employee FAQ

Below are additional or clarified questions related to the FAQ published on December 18.

1.	What happens next? What can we expect between now and close?

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Between now and the transaction close, we maintain business as usual, with each of us continuing to execute on our critical company goals. We will continue to hold regular employee conversations to communicate updates as we are able. We anticipate having more information to share in the coming weeks and months.

2.	I have more specific questions about benefits and compensation related to this transaction. Who do I ask?

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We understand at this early stage, there are more questions than answers. Between now and closing, we do not expect any significant changes to benefits and compensation programs. As decisions are made, we will share with you as appropriate.

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Given the expected timing of the transaction closing, we anticipate working with Clearlake and Insight to plan go-forward compensation matters. Under the terms of our agreement with Clearlake and Insight, continuing employees will not have their base compensation or target annual cash incentive compensation opportunities decreased for one year following the closing.

3.	How will my shares and RSUs be treated?

•	Until closing, we remain a public company, and RSUs that have been granted will continue to vest and be settled according to their vesting schedule.

At the closing, each share you hold (whether acquired through a vested RSU, ESPP purchase or otherwise) will be converted into the right to receive a cash payment equal to $48.25 per unit. This amount will be paid through a third-party, typically the broker holding your shares.

In limited circumstances, if an RSU vests as a result of the closing, this amount, less applicable tax withholding, will be paid through payroll shortly following the closing of the transaction.

At the closing, each unvested RSU will be cancelled and converted into the right to receive a contingent cash payment of $48.25 per share. This amount will generally vest according to the original vesting schedule of the underlying RSU, subject to existing vesting conditions, including your continued service with Alteryx through the applicable vesting date. Any contingent cash payment that vests will be paid to you, less applicable tax withholding, through the normal payroll after the vesting date.

When the transaction closes, additional details on the treatment of your unvested RSUs will be provided.

4.	Based on the plan for RSUs, will I have tax implications/have to pay tax again?

•	As with any form of compensation, tax implications vary significantly from person to person and jurisdiction to jurisdiction. We encourage you to consult a tax professional about your situation.

5.	Are we conducting the normal annual review cycle? Do I still need to submit my review?

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Yes, we are still committed to our annual performance cycle. It is important that we remain focused on having performance and development conversations, discussing our individual goals for 2024, and operating under our normal practices and programs. Having robust discussions on performance objectives and results as well as professional development conversations are pivotal to our continued success.

6.	Will we receive any refresh equity grants in March or following the closing?

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As we will no longer be a publicly traded company upon the close of the transaction, we do anticipate there will be changes in equity-related compensation going forward. We will communicate updates as we are able.

7.	Will benefits change (401K contributions, healthcare, maternity/paternity leave, and medical leave)?

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We understand many employees are seeking clarity on these topics in their 2024 planning. We are continuing to operate business as usual with no anticipated changes to these programs. Employee well-being continues to be top of mind, and we understand the sensitive nature of these questions. We will communicate updates as we are able.

8.	Will our flexible time off (“FTO”) policy change? Will those who had paid time off (“PTO”) accrue prior to FTO, will they be paid out?

•	We are continuing to operate as usual, including with respect to our FTO policy, where applicable. PTO payouts will also operate as usual and will not be accelerated in this transaction.

9.	Will there be any retention efforts? Will positions be eliminated, and if so, will there be severance?

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While these are common and understandable questions, we do not have information on these topics at this time. Our employees’ well-being is always top of mind and we will provide updates as we are able.

10.	Will there be new offer letters distributed to employees?

•	As employees will continue to be employed by Alteryx entities, we do not anticipate distributing new offer letters to existing employees at this time.

11.	When should we expect our sales quota for 2024?

•	We currently plan to share sales quotas in late January

12.	Are we canceling or making changes to certain company events, such as All Rise, Inspire, or President’s Club?

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We are planning to continue with these important events. All Rise is a critical time for us to come together and understand how we go to market and support our customers. Registration is also currently open for Inspire, our marquee customer event planned in May. President’s Club is scheduled for April and we anticipate announcing attendees at All Rise.

13.	Are we closing all of our existing offices?

•	We began certain office rationalization efforts at the end of 2022, before the announcement of this transaction, and will continue to assess our office needs going forward.

14.	Will Irvine still be our HQ?

•	There are no current plans to change the location of our headquarters.

15.	How will this affect our Analytics for All and Alteryx for Good initiatives which are focused on giving back and growing the analytics community?

•	At this time, we are operating our business as usual, including with respect to current initiatives in these areas.

16.	In 2017, we celebrated going public. In 2023, we are celebrating going private. What does it mean to go private?

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This agreement is the result of a strategic review initiated by Alteryx’s Board of Directors to maximize stockholder value. For our stockholders (including employee equity holders), the agreement provides significant, certain value.

The per share cash purchase price represents a 59% premium to the company’s unaffected closing stock price on September 5, 2023 (the last trading day prior to published market speculation regarding a potential transaction involving Alteryx).

Over the past several years, we’ve executed a comprehensive transformation strategy to enhance our go-to-market capabilities and establish a strong cloud and AI innovation roadmap.

Through this transaction, we will gain access to increased working capital, industry expertise, and flexibility as a private company. Together, we will build on our achievements and accelerate our mission of harnessing the power of analytics to enable customers all over the world to transform data into a breakthrough.

17.	Does going private mean we will have more budget and headcount to work with in achieving our goals?

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Operating as a private company may allow greater flexibility for companies to strategically invest in the areas that drive achievement of company goals. Following the completion of the acquisition, we anticipate Clearlake and Insight will share more details on how they plan to manage the priorities, areas of investment and future plans for the company.

18.	What about recruiting and the 2024 headcount plan? Is that staying the same? Do you anticipate that we will recruit backfills and for key positions?

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We are continuing to be strategic in our approach to headcount in 2024. We will continue to backfill critical roles as needed; please collaborate with your organization’s leadership and your HR Business Partner regarding any particular position.

19.	Is it common to have two Private Equity firms buy a company? How will that work?

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It is not uncommon to have multiple private equity firms or investors partner in an acquisition under similar circumstances. Following the completion of the acquisition, we anticipate Clearlake and Insight will share more details on how they plan to manage the structure and priorities of the organization.

20.	What’s the long-term strategic vision from Clearlake and Insight?

•	Following the completion of the acquisition, we anticipate Clearlake and Insight will share more details on how they plan to manage the priorities and long-term plans of the company.

21.	How long after the transaction closes can we expect to see changes to people, process, strategies, etc.?

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Following the completion of the acquisition, we anticipate Clearlake and Insight will share more details on how they plan to manage the structure and priorities of the company, including the timing of any changes.

22.	What are the news releases related to shareholder investigations I see and what do they mean?

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Various news releases and claims related to pending acquisitions of public companies are not uncommon. Alteryx will file a proxy statement with more information regarding the transaction, including relevant pending claims, if any.

Additional Information and Where to Find It

Alteryx, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Alteryx (the “Transaction”). Alteryx plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Mark Anderson, Charles R. Cory, Jeffrey L. Horing, Anjali Joshi, Timothy I. Maudlin, CeCe Morken, Eileen M. Schloss, Dean A. Stoecker and Dan Warmenhoven, all of whom are members of Alteryx’s board of directors, and Kevin Rubin, Alteryx’s chief financial officer, are participants in Alteryx’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. The beneficial ownership of each such person, as of the date specified, appears in the table below. Please see the section captioned “Executive Compensation—Employment Agreements and Severance and Change in Control Benefits” in Alteryx’s definitive proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2023, and is available at https://www.sec.gov/ix?doc=/Archives/e dgar/data/1689923/000114036123016229/ny20006541x2_def14a.htm, for certain illustrative information on the payments that may be owed to Alteryx’s named executive officers in a change of control of Alteryx.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Alteryx will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ALTERYX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Alteryx with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Alteryx’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Alteryx with the SEC in connection with the Transaction will also be available, free of charge, at Alteryx’s investor relations website (https://investor.alteryx.com), or by emailing Alteryx’s investor relations department (ir@alteryx.com).

Individual	Beneficial Ownership as of December 15, 2023
	Class A Common Stock	Class B Stock
Mark Anderson	146,209	—
Charles R. Cory	9,390	105,156
Jeffrey L. Horing	1,003,543	—
Anjali Joshi	7,806	—
Timothy I. Maudlin	41,171	36,451
CeCe Morken	7,334	—
Eileen M. Schloss	6,715	—
Dean A. Stoecker	424,205	7,296,804
Dan Warmenhoven	7,334	—
Kevin Rubin	79,703	4,863

The amounts specified above are determined in accordance with the rules of the SEC and include securities that will vest within 60 days of December 15, 2023. With respect to Mr. Horing, such beneficial ownership includes 911,829 shares of Class A Common Stock owned by investment funds affiliated with Insight Holdings Group, LLC, which entity is affiliated with one of the acquirers in the Transaction.

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including: (i) the expected timing of the closing of the Transaction; (ii) considerations taken into account by Alteryx’s Board of Directors in approving the Transaction; and (iii) expectations for Alteryx following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Alteryx’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to the right to terminate the Transaction, including in circumstances requiring Alteryx to pay a termination fee; (iii) possible disruption related to the Transaction to Alteryx’s current plans and operations, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and charges related to the Transaction; (v) the risk that Alteryx’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vi) the diversion of Alteryx management time and attention from ongoing business operations and opportunities; (vii) the response of competitors to the Transaction; and (viii) other risks and uncertainties detailed in the periodic reports that Alteryx files with the SEC, including Alteryx’s Annual Report on Form 10-K and Alteryx’s quarterly report on Form 10-Q. All forward-looking statements in this communication are based on information available to Alteryx as of the date of this communication, and Alteryx does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.